Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned agrees to the joint filing on behalf of each of them of a statement on Schedule 13D, and any amendments to it, with respect to the Common Stock, par value $0.0001 per share, of Visium Technologies, Inc., and agrees that this agreement be included as an exhibit to that joint filing.

Each of the undersigned is responsible for the timely filing of the statement and any amendments to it, and for the completeness and accuracy of the information concerning it contained in them. None of the undersigned is responsible for the completeness or accuracy of the information concerning any other of the undersigned, except to the extent that it knows or has reason to believe that the information is inaccurate.

This agreement may be executed in counterparts, each of which is an original and all of which together are one agreement.

Dated: November 4th 2026

DR. NICLAS ADLER

By:	/s/ Paul R. Taylor
Name:	Paul R. Taylor, attorney-in-fact for Dr. Niclas Adler

PT SMART GREEN TECHNOLOGIES

By:	/s/ Dr. Bo Niclas Adler
Name:	Dr. Bo Niclas Adler
President and Commander